Exhibit 99.1

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA 17543-7000
NEWS RELEASE	Tel 717.626.4721
Fax 717.626.1874

MEDIA CONTACT:

Alison van Harskamp, 717-625-6260

communications@susquehanna.net

INVESTOR RELATIONS CONTACT:

Abram G. Koser, 717-625-6305

ir@susquehanna.net

Susquehanna Bancshares, Inc. Completes Acquisition

of Minotola National Bank

LITITZ, Pa. (For Immediate Release: April 24, 2006): Susquehanna Bancshares, Inc. (Susquehanna) (Nasdaq: SUSQ) today announced the completion of its acquisition of Minotola National Bank, based in Vineland, N.J.

Minotola’s 14 branches in southern New Jersey became part of Susquehanna Patriot Bank, the Marlton, N.J.-based affiliate of Susquehanna Bancshares. With the merger, Susquehanna Patriot Bank includes 51 branches in New Jersey and eastern Pennsylvania. The acquisition significantly enhances Susquehanna’s presence in the New Jersey market, increasing the bank’s New Jersey deposits to approximately $1.2 billion.

“The combination of these banks provides valuable opportunities both for our company and our customers,” said William J. Reuter, Chairman, President and Chief Executive Officer of Susquehanna Bancshares. “We were able to expand our market area in high-growth areas of southern New Jersey by acquiring a bank with a strong history of excellent customer service and support of local businesses. Our customers in the Minotola region can benefit from the lending power and resources of a larger bank, with the convenience of banking at the same local branch they’ve always used. Plus, all our customers now have a larger network of branches and ATMs to visit in southern New Jersey.”

With Minotola National Bank’s assets of more than $600 million, Susquehanna Patriot Bank now has total assets of approximately $2.7 billion. It will operate under the leadership of Michael M. Quick as Chairman and Chief Executive Officer. Dennis W. DiLazzero, who was President and CEO of Minotola, is the Chief Operating Officer of Susquehanna Patriot Bank and has joined its board of directors. Michael D. Capizola, former Vice Chairman of Minotola, has also joined the Susquehanna Patriot Board of Directors, and former Minotola board member Michael A. Morello has joined the Susquehanna Bancshares Board of Directors.

The acquisition adds branches in New Jersey’s Cumberland and Atlantic counties to Susquehanna Patriot Bank’s market territory, which already included Gloucester, Camden and Burlington counties in New Jersey, and Delaware, Chester, Montgomery, Berks, Lehigh and Northampton counties in Pennsylvania. New signs have been installed at all Minotola branches to reflect their branding as part of Susquehanna Patriot Bank.

Under the terms of the definitive merger agreement, the transaction is valued at approximately $165 million. Completion of the transaction, which occurred on April 21, 2006, followed regulatory approvals and approval by Minotola National Bank shareholders.

About Susquehanna Bancshares, Inc.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of approximately $8.0 billion, including the acquisition of Minotola National Bank. Headquartered in Lititz, Pa., the company provides financial services through its subsidiaries at 167 branch locations in the mid-Atlantic region, including the branches in the new Minotola Region. In addition to three commercial banks, Susquehanna operates a trust and investment company, an asset management company, an insurance brokerage and employee benefits company, a commercial leasing company and a vehicle leasing company. For more information, please visit www.susquehanna.net.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s current expectations, estimates and projections about future events. This includes statements regarding the timing and success of business plans and integration efforts following the closing, Susquehanna’s expectations or ability to realize growth and efficiencies through the acquisition of Minotola and the impact of the transaction on Susquehanna’s business and financial operations. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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